Exhibit 99.1

Pacific Blue Energy Corp Hires George M. Buckingham as COO

Renewable Energy Veteran Builds Depth of Executive Team

PHOENIX, April 28 /PRNewswire-FirstCall/ - Pacific Blue Energy Corp. (OTCBB:PBEC.ob - News) hired George 'Mitch' Buckingham, as its Chief Operating Officer. Buckingham, 58, has been an advocate of renewable energy and development for most of his professional career and has served in an advisory capacity for PBEC since February of 2010.

"I am thrilled that Mitch has become an executive of Pacific Blue Energy Corp," says PBEC Chief Executive Officer Joel Franklin. "His passion and deep roots in renewable energy, as well as his executive experience, will help build a foundation for our leadership in the industry."

For more than a decade, Buckingham has been involved in various aspects of renewable energy including traditional solar, concentrated solar, passive solar, wind and biomass.

Buckingham's most recent years of experience have been in the Wind Energy Sector. He started Ship Ahoy, LLC, a developer of large renewable solar and wind energy projects. Ship Ahoy LLC was purchased by PBEC on April 8, 2010. Buckingham's many contacts in the renewable energy sector will accelerate PBEC's time tables for inception of its proposed solar projects.

In addition, Buckingham has an extensive background in residential and commercial building and development. He is the owner of D&S Investco, LLC, a general contracting company licensed in Arizona. He is knowledgeable on Leadership in Energy and Environmental Design (LEED) certification and green building techniques. Buckingham is also the president and owner of Northern Management, Inc, a consulting company involved in land development and real estate.

He attended San Diego State University from 1969-1972 where he studied business.

About Pacific Blue Energy Corp.

Pacific Blue Energy Corp. (PBEC) is a publicly traded solar energy company that seeks to build and manage large renewable energy projects. PBEC's goal is to maximize shareholder value through select property acquisition, timely renewable energy facility construction and informed management of those projects. Headquartered in Arizona, one of the prime solar energy markets in the United States, PBEC is positioned to take advantage of technological advances that will drive the coming surge in the U.S. solar-generated electricity market.

More information is available at www.PacificBlueEnergyCorp.com

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